Exhibit 3.2

CERTIFICATE OF ELIMINATION

OF

SERIES C PARTICIPATING CONVERTIBLE PREFERRED STOCK

OF

LEE ENTERPRISES, INCORPORATED

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

Lee Enterprises, Incorporated, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: that the Certificate of Designation of Series C Participating Convertible Preferred Stock of the Corporation establishing 10,000 shares of the Series C Participating Convertible Preferred Stock of the Corporation was originally filed in the office of the Secretary of State of the State of Delaware on March 28, 2024 (the “Certificate of Designation”).

SECOND: that no shares of said Series C Participating Convertible Preferred Stock of the Corporation are outstanding, and no shares thereof will be issued subject to said Certificate of Designation.

THIRD: that the Board of Directors of the Corporation (the “Board”) duly adopted the following resolution approving, authorizing and directing the elimination of the Series C Participating Convertible Preferred Stock of the Corporation on February 4, 2026:

“FURTHER RESOLVED, that each of the Authorized Officers, acting alone, be, and hereby is, authorized and empowered to, on behalf and in the name of the Company, execute, acknowledge and file, pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, a certificate of elimination setting forth that no shares of Series C Participating Convertible Preferred Stock, without par value (the “Series C Preferred Stock”), of the Company are outstanding, that none will be issued pursuant to the certificate of designation of Series C Preferred Stock, originally filed by the corporation with the Secretary of State of the State of Delaware on March 28, 2024 (the “Certificate of Designation”), and that the shares that were designated as Series C Preferred Stock are returned to the status of authorized but unissued shares of the Serial Convertible Preferred Stock, without par value, of the Company, without designation, and thereby eliminating from the Company’s amended and restated certificate of incorporation, as amended, all matters set forth in the Certificate of Designation, in such form as shall be approved by any Authorized Officer, with the advice of counsel, such determination to be conclusively established by the execution thereof;”

FOURTH: that in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, the certificate of incorporation of the Corporation is hereby amended to eliminate all reference to the Series C Participating Convertible Preferred Stock of the Corporation.

********

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be executed by its duly authorized officer on this 4th day of February 2026.

LEE ENTERPRISES, INCORPORATED

By:	/s/ Joshua Rinehults
Name:	Joshua Rinehults
Title:	Vice President, Interim Chief Financial Officer, and Treasurer

[Signature Page to Certificate of Elimination]